Exhibit 5

[LETTERHEAD OF KILICO]

December 20, 2004

Kemper Investors Life Insurance Company

1400 American Lane

Schaumburg, IL 60196

Re:	Kemper Investors Life Insurance Company
Registration Statement on Form S-3

Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form S-3 (“Registration Statement”) by Kemper Investors Life Insurance Company (“KILICO”) to register additional interests in Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts (the “Contracts”).

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the prospectus, which is incorporated by reference into the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

In my capacity as General Counsel of KILICO, I have examined all such corporate records of KILICO and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1.	KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2.	When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

Yours truly,

/s/ M. Douglas Close
M. Douglas Close
Vice President, General Counsel and Secretary
Kemper Investors Life Insurance Company